UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                              Repligen Corporation
                     --------------------------------------
                                (Name of issuer)

                     Common Stock, par value $ .01 per share
                     --------------------------------------
                         (Title of class of securities)

                                    759916109
                     --------------------------------------
                                 (CUSIP number)

                                December 31, 2001
                     --------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               [ ] Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)

---------------------------------             ----------------------------------
      CUSIP No. 759916109              13G                   Page 2 of 10 Pages
---------------------------------             ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank AG
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH REPORTING                      SHARED VOTING POWER
PERSON WITH                  6      0
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------

---------------------------------             ----------------------------------
      CUSIP No. 759916109              13G                   Page 3 of 10 Pages
---------------------------------             ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding
         GmbH)
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH REPORTING                      SHARED VOTING POWER
PERSON WITH                  6      0
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

---------------------------------             ----------------------------------
      CUSIP No. 759916109              13G                   Page 4 of 10 Pages
---------------------------------             ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH REPORTING                      SHARED VOTING POWER
PERSON WITH                  6      0
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Repligen Corp. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is 117 Fourth Avenue, Needham, MA 02494.

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding
GmbH) ("DWS Group") and DWS Investment GmbH ("DWS", and together with DBAG and DWS Group, the "Reporting Persons"). This statement is being filed pursuant to Rule 13d-2(b).

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                  The principal place of business of DWS Group is Feldbergstrasse 22, 60323, Frankfurt, Federal Republic of Germany.

                  The principal place of business of DWS is Grueneburgweg 113-115, 60612, Frankfurt, Federal Republic of Germany.

Item 2(c).        Citizenship:

                  The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is Common Stock (the "Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 (a)    |_|  Broker or dealer registered under section 15 of the
                             Act;

                 (b)    |_|  Bank as defined in section 3(a)(6) of the Act;

                 (c)    |_|  Insurance Company as defined in section 3(a)(19) of
                             the Act;

                 (d)    |_|  Investment Company registered under section 8 of
                             the Investment Company Act of 1940;

                 (e)    |_|  An investment adviser in accordance with Rule 13d-1
                             (b)(1)(ii)(E);

                 (f)    |_|  An employee benefit plan, or endowment fund in
                             accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g)    |_|  A parent holding company or control person in
                             accordance with Rule 13d-1 (b)(1)(ii)(G);

                 (h)    |_|  A savings association as defined in section 3(b) of
                             the Federal Deposit Insurance Act;

                 (i)    |_|  A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j)    |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           Each of the Reporting Persons owns the amount of the
                  Common Stock as set forth on the applicable cover page.

                  (b)      Percent of class:

                           Each of the Reporting Persons owns the percentage of
                  the Common Stock as set forth on the applicable cover page.

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:

                                    Each of the Reporting Persons has the sole
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (ii)     shared power to vote or to direct the vote:

                                    Each of the Reporting Persons has the shared
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons has the sole
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons has the shared
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following [x].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002



                                     DEUTSCHE BANK AG



                                     By: /s/ Jeffrey A. Ruiz
                                         ---------------------------------
                                         Name:   Jeffrey A. Ruiz
                                         Title:  Vice President



                                     By: /s/ Margaret M. Adams
                                         ---------------------------------
                                         Name:   Margaret M. Adams
                                         Title:  Director

                                                                     EXHIBIT 1


                Consent of Deutsche Asset Management Europe GmbH
                      (f/k/a Deutsche Fonds Holding GmbH)
                -------------------------------------------------


                  The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH) and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 13, 2002



                                       DEUTSCHE ASSET MANAGEMENT EUROPE GMBH
                                         (F/K/A DEUTSCHE FONDS HOLDING GMBH)



                                       By:  /s/ Dr. Dieter Eisele
                                            ----------------------------------
                                           Name:   Dr. Dieter Eisele
                                           Title:  Global Head of Compliance



                                       By: /s/ Michaela Bundschuh
                                           -----------------------------------
                                           Name:   Michaela Bundschuh
                                           Title:  Head Position Monitoring

                                                                     EXHIBIT 2


                         Consent of DWS Investment GmbH
                         ------------------------------

                  The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH) and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 13, 2002



                                       DWS INVESTMENT GMBH



                                       By:  /s/ Dr. Dieter Eisele
                                            ---------------------------------
                                           Name:   Dr. Dieter Eisele
                                           Title:  Global Head of Compliance



                                       By: /s/ Michaela Bundschuh
                                           ----------------------------------
                                           Name:   Michaela Bundschuh
                                           Title:  Head Position Monitoring